UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 2, 2007

Keane, Inc.

(Exact name of registrant as specified in charter)

Massachusetts	001-7516	04-2437166
(State or other juris-	(Commission	(IRS Employer
diction of incorporation)	File Number)	Identification No.)

100 City Square, Boston, Massachusetts		02129
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (617) 241-9200

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On March 22, 2007, Keane, Inc. (“Keane”) received a purported notice of default (the “First Notice”) from a holder (the “Holder”) of over 25% of the outstanding principal amount of Keane’s 2% Convertible Subordinated Debentures Due 2013 (the “Debentures”) issued pursuant to the Indenture (the “Indenture”) dated as of June 18, 2003 between Keane and U.S. Bank, National Association (formerly Wachovia Bank, National Association), as trustee (the “Trustee”).  The First Notice asserts that a default has occurred under the Indenture as a result of Keane’s failure to file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 when due and requests that Keane remedy the default.  Keane believes that the First Notice is without merit and has provided notice of the same to the Holder.

On April 3, 2007, Keane received a notice of default (the “Second Notice”) dated April 3, 2007 from the Holder.  The Second Notice asserts that a default has occurred under the Indenture as a result of Keane’s failure to deliver audited financial statements for the fiscal year ended December 31, 2006 to the Trustee within 15 days after Keane’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 was required to be filed with the Securities and Exchange Commission and requests that Keane remedy the default.

Unless Keane remedies the default, an event of default under the Indenture will arise 60 days after the date the Second Notice was given.  If an event of default occurs under the Indenture, the holders of not less than 25% of the outstanding principal amount of the Debentures may declare all of the outstanding principal and unpaid accrued interest on the Debentures immediately due and payable.  As of March 31, 2007, the aggregate outstanding principal amount of the Debentures, plus unpaid accrued interest, was $150.9 million.  Keane would also be obligated to pay up to $17.9 million in taxes in connection with any accelerated payment of the outstanding principal and unpaid accrued interest on the Debentures.

An event of default under the Indenture would trigger an event of default under the Credit Agreement, dated as of September 15, 2005, as amended, between Keane, Bank of America, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Credit Agreement”).  Upon an event of default under the Credit Agreement, the Administrative Agent and the lenders may accelerate the loans, terminate the commitments, require Keane to cash collateralize the letters of credit and exercise other rights and remedies under the Credit Agreement.  As of December 31, 2006, Keane had $36.2 million in outstanding letters of credit under the Credit Agreement.

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 2, 2007, Keane was notified by the New York Stock Exchange, Inc. (the “NYSE”) that it would be receiving a letter from the NYSE informing Keane that, as a result of its failure to timely file its Annual Report on Form 10-K for the year ended December 31, 2006, it is subject to the procedures specified in Section 802.01E (SEC Annual Report Timely Filing Criteria) of the NYSE’s Listed Company Manual.  Keane received this letter on April 4, 2007.  Section 802.01E provides, among other things, that the NYSE will monitor Keane and the status of Keane’s Form 10-K filing.  If Keane has not filed its Annual Report on Form 10-K for the year ended December 31, 2006 within six months of the filing due date, the NYSE may, in its sole discretion, allow Keane’s securities to be traded for up to an additional six-month trading period or, if the NYSE determines that such additional trading period is not appropriate, commence suspension and delisting procedures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEANE, INC.

Date: April 6, 2007	By:	/s/ John J. Leahy
John J. Leahy
Executive Vice President of Finance and
Administration and Chief Financial Officer